EXHIBIT 99.1

(BW) (MERIDIAN-RESOURCE) (TMR) The Meridian Resource Corporation Announces 1998 Drilling Activities; March 31, Record Daily Production Rate of 71.2 MMCFE/D Up
22.7 Percent from Year-End 1997

      Business Editors

      HOUSTON--(BUSINESS WIRE)--April 6, 1998--The Meridian Resource Corporation (NYSE:TMR) announced that its recent exploration, exploitation and developmental activities have resulted in substantial increases to net daily production since year-end. Dailey Production Rates have increased from 55 MMCFE/D at year-end 1997 to approximately 70 MMCFE/D at the end of the 1st Quarter 1998.

      Successful completion in the offshore area have been primarily responsible for the increases, including:

      -- East Cameron Block 349-350 Well No. A-3 which logged 89 feet of net pay and is currently producing 13,745 MCFE/D (4,295 MCFE/D net to Meridian)

      -- East Cameron Block 349-350 Well No. A-4 which logged 77 feet of net pay and is currently producing 10,692 MCFE/D (3,341 MCFE/D net to Meridian)

      -- East Cameron Block 349-350 Well No. A-5 which logged 102 feet of net pay in 4 sands with current production of 5,954 MCFE/D (1,860 MCFE/D net to Meridian)

      -- East Cameron Block 332 Well No. A-2 recompleted to the PL-A sand which is currently producing 17,200 MCFE/D (2,752 MCFE/D net to Meridian)

      In addition, several discoveries are awaiting completion and should further increase daily rates during the 2nd Quarter include:

      -- East Cameron Block 332 Well No. A-9 currently re-completing to the L-5 sand

      -- East Cameron Block 332 Well No. A-16; Drilled to a depth of 17,133 TVD in December, 1997 Logged 114 Feet of net pay. Completion operations underway.

      -- Galveston Bay State Tract 329 (Monte Carlo) Well No. 1; Drilled to a depth of 16,175 TVD in December, 1997. Logged 30 feet of net pay. Completion operations underway.

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      --    South Timbalier Block 139 OCS-G 18040 No. 1 (ST1); Drilled to a
            depth of 17,271 MD in January, 1998. Logged 56 feet of net pay. Cassion set, waiting on completion rig.

      Current drilling activities are comprised of several wells in the onshore, transition zone and offshore arenas, including:

      --    West Cameron S.L. 15710 Well No. 1, Logging at 15,000 feet

      -- Galveston Bay State Tract 283 Riviera Unit Well No. 1; Drilling at 18,020 feet

      --    Ship Shoal Block 261 OCS-G 14506 Well No. 2; Drilling at 7,386 feet

      --    East Matagorda Bay Unit Well No. 4; Moving in rig.

      The Company's major offshore development project at South Timbalier 290/291 is progressing with platform delivery scheduled for early in the Fourth Quarter of 1998. Development drilling from the 8-slot platform should commence near the end of 1998 to develop production established by the OCS-G-16454 No.1 exploratory well drilled to 15,830 feet in 1996. In addition to the discovery well, a six-well development program is currently being filed with the MMS.

      Meridian's Capital Budget for 1998 exploration and development activities has been set at approximately $125,000,000 including new opportunities identified on properties to be acquired in conjunction with the recently announced merger with the onshore Louisiana business assets of Shell Oil Company.

      Since Meridian and Shell signed the Letter of Intent in December 1997 and the Definitive Agreement and Plan of Merger in March 1998, Shell has participated in three significant wells, one of which, the Stone Provost Cyr No. 7 at Weeks Island Field, has been completed for 2,000 BOPD (Shell W.I. 28 percent). The two other wells include the Gueydan Bourque No. 1 (Shell W.I. 50 percent) at West Gueydan field, currently drilling at 10,922 and the Stone Provost Cyr No. 8 (Shell W.I. 28 percent) currently drilling at 11,220 feet also at Weeks Island.

      The Company commented that it and Shell are pursuing an interim operating agreement whereby Meridian may assume operations immediately and through the close of the acquisition and merger, which is expected after a Meridian shareholder vote tentatively set for late in the second quarter.

      Management plans to discuss its current operations and aspects of the Shell Transaction during a conference call scheduled for 10:00 a.m. CDT on Tuesday April 7, 1998.

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      The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration for and development of oil and natural gas properties utilizing 3-D seismic technology, primarily in south Louisiana, southeast Texas and offshore Gulf of Mexico. Meridian's office is located in Houston, Texas and the stock is traded on the New York Stock Exchange under the symbol "TMR". For additional information, visit our website at www.TMRC.com or our E-mail address at TMRC@ix.netcom.com.

      Certain of the foregoing statements may be deemed "forward-looking statements" within the meaning of the Securities Exchange Act of 1934. Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in Meridian's business are set forth in Meridian's filings with the Securities and Exchange Commission. These risks include
      (i) the continued production from existing wells at their current or projected levels, (ii) price changes for oil and gas, (iii) the ability of the Company to successfully complete those wells that have been logged and reflect potential production, (iv) the ability of the Company to successfully complete and produce those reserves scheduled as "non-producing" or "undeveloped", (v) the ability of the Company to acquire leases and timely drill its exploratory prospects, (vi) risks regarding estimates of reserves, (vii) production risks, (viii) governmental regulations and (ix) general risks regarding the exploration for, and production of, oil and gas reserves.

      CONTACT:    Meridian Resource Corporation, Houston
                  Joseph A. Reeves, Jr., Michael J. Mayell, or
                  P. Richard "Dick" Gessinger/Meridian, 281/558-8080

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